SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12

Water Pik Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Tennenbaum Capital Partners, LLC
Special Value Bond Fund, LLC
Special Value Bond Fund II, LLC
SVIM/MSM, LLC
SVIM/MSM II, LLC
Tennenbaum & Co., LLC
Michael E. Tennenbaum

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tennenbaum Capital Partners, LLC

11100 Santa Monica Boulevard, Suite 210
Los Angeles, California 90025

April 16, 2004

Dear Fellow Stockholder,

Whom Do You Trust?

In their March 26 letter to you, the board of directors of Water Pik wrote, “This Election is About Who [sic] You Can Trust To Create Value For You.”

We agree. So, on the subject of trust we invite you to consider the following:

The board says they have “executed a disciplined strategy of investment for growth through innovation and acquisition.”

The facts are since Water Pik’s first full year as an independent company (2000) through December 31, 2003:

            Revenues grew only 1.9% annually

            EBITDA fell by 1.6% annually

            Net debt increased by 10%

            Return on capital (EBITDA/ Total Capital) decreased from 27.7% to 18.3%

The board says “Your stock price has risen 85% versus the 26% gain of the Russell 2000 index since Water Pik became a public company in 1999.”

The fact is since November 14 — the date when we first publicized our intention to challenge Water Pik’s corporate governance practices — through April 15, the stock increased 34%. Isn’t it possible that this performance reflects at least in part that stockholders who value corporate governance like our message?

The board says we want to break up the Company before it reaches full value.

The fact is the parts seem to be worth more than the whole. Based on our analysis, the value in the two distinctly different businesses — pool products and personal healthcare — is not being recognized in the market’s valuation of the Company. We want to unlock this value. Think about it — why would we, professional investors with $35 million of Water Pik stock, advocate a transaction that would not deliver more value?

The board says we seek to control the board and will disrupt both the board and the operations of the Company.

The fact is we are nominating two directors to a seven-person board, and would agree even to the expansion of the board to nine (subsequent to our election) in order to permit all current directors to continue serving. We serve on the boards of other public companies and are disruptive only when it appears to us that the board was failing to act in the best interests of stockholders. Since we joined the board of Pemco Aviation Group, Inc. (Nasdaq: PAGI) in September 1999, the stock has appreciated over 275%. Similarly, since we became directors of Party City Corporation (Nasdaq: PCTY) in August 1999, the stock has appreciated 550%.

The board says we urged them to “stop investing for the long term.”

The fact is we opposed the Company’s investments in the Ozone product line and in the personal stress relief businesses — investments that resulted in millions of dollars in losses. We urged the board to repurchase Water Pick stock, which we believe was severely undervalued during the first eight months of 2003. While Water Pik declined to act on our suggestion, a board member, Robert Bozzone, took advantage of the opportunity to increase his personal holdings by 50,000 shares. Is this a board that you can trust to act for your benefit?

Water Pik’s Corporate Governance is Less Than “Excellent”

Institutional Shareholder Services gave Water Pik a Corporate Governance Quotient (CGQ) of 58.9 last year — hardly “excellent” as Water Pik has claimed. Your board has said they will propose the elimination of the staggered board next year. They could do it now. Why the delay?

The board accused us of a “flip-flop” on corporate governance because we raised no concerns at the time we made our initial investment over three years ago. This charge is an insult to the investing public. Companies must be judged by their governance actions every day. Water Pik’s CGQ demonstrates there is substantial room for improvement and to disparage us for our concerns over good corporate governance is arrogant.

Water Pik has criticized Michael Tennenbaum’s role as a director of Anacomp, Inc. (OTCBB: ANCPA), which was involved in a proxy battle. To set the record straight, the chairman of the board during that proxy fight is no longer at the company, and the stockholder who ran the contest congratulated Mr. Tennenbaum on his appointment as the new Anacomp chairman. Also, since our candidates became directors, Anacomp’s CGQ has improved from 39.1 to 92. Wouldn’t you want a higher CGQ for Water Pik?

Our Motive is Stockholder Value

1)	We seek stockholder value for all stockholders and will consider strategies and input relevant to optimizing such value.

2)	We do not seek control of the Water Pik board and pledge not to contest more than two board seats.

3)	We seek to eliminate all restrictions on stockholder democracy.

4)	We commit to recommend governance changes with a goal of a CGQ of over 90.

The Decision is Yours — Whom Should You Trust?

VOTE THE BLUE PROXY CARD TO ELECT MICHAEL E. TENNENBAUM AND MARK K.

HOLDSWORTH TO WATER PIK’S BOARD OF DIRECTORS.

Thank you for your support,

MICHAEL E. TENNENBAUM
Tennenbaum Capital Partners, LLC

Other Information

Tennenbaum Capital Partners, LLC (TCP) has filed with the SEC a definitive proxy statement in connection with the election of the TCP nominees to the Water Pik board of directors at the Water Pik 2004 annual meeting of stockholders. Investors are urged to read the definitive proxy statement and other proxy material (when they become available) because they contain or will contain important information. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Water Pik stockholders by TCP is available in the definitive proxy statement.

Investors may obtain a free copy of the definitive proxy statement and other documents filed by TCP with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge by directing a request to D.F. King & Co., Inc., which is assisting TCP in its solicitation of proxies, at the address listed herein.

IMPORTANT

1.	Be sure to vote on the BLUE proxy card. Vote “FOR” Michael E. Tennenbaum and Mark K. Holdsworth. We urge you not to sign any proxy card which is sent to you by the Company, even as a protest vote against the Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies.

2.	If any of your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions included on your proxy card. Please vote by phone, internet or by signing and dating the BLUE proxy card and return it in the envelope provided or you can also contact the party responsible for your account and direct him/her to vote on the BLUE proxy card.

3.	If you have questions or need assistance in voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005

CALL TOLL FREE: 888-644-5854